Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Reports Second Quarter 2020 Financial and Operating Results

•Reported production sales volume of 2.9 million barrels of oil equivalent ("MMBoe") for the second quarter of 2020, exceeding the high end of guidance by 12% driven by well performance, timing of completions and minimal downtime

•Oil production sales volume of 1.6 million barrels of oil ("MMBbls") for the second quarter of 2020; 57% of total equivalent production sales volume exceeding the high end of guidance by 11%

•Second quarter of 2020 capital expenditures of $25 million were 38% below guidance

•Second quarter of 2020 controllable operating costs1 were $9.13 per Boe. Excluding non-recurring severance and other costs of $1.36 per Boe, controllable operating costs were 12% lower than the first quarter of 2020

•High fluid intensity completions continue to positively impact well performance at Hereford and NE Wattenberg; 2020 development wells are the highest performing to date

•Anticipate generating positive free cash flow in the second half of the year, which will be used to further improve net debt and liquidity

•Strong hedge position bolsters a significant portion of 2020 and 2021 cash flow against fluctuations in crude price

DENVER - August 3, 2020 - HighPoint Resources Corporation ("we", "us", the "Company" or "HighPoint") (NYSE: HPR) today reported second quarter of 2020 financial and operating results, including total production and oil volumes above guidance and capital expenditures below guidance.

For the second quarter of 2020, the Company reported a net loss of $68 million, or $0.32 per diluted share. Adjusted net income for the second quarter of 2020 was $8 million, or $0.04 per diluted share. EBITDAX for the second quarter of 2020 was $54 million. Excluding non-recurring employee severance and other costs of approximately $4 million, reported EBITDAX would have been approximately $58 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Reconciliations of non-GAAP measures, including adjusted net income and EBITDAX to GAAP net income can be found in the tables at the end of this release.

Chief Executive Officer and President Scot Woodall commented, "The second quarter was dominated by the COVID-19 pandemic, its impact on global and macro markets and the associated effect on oil prices. The health and safety of our employees and the communities in which we operate remains our top priority. I’m proud of our employees' professionalism, hard work and dedication in quickly adapting to what has become a new operating environment. Our
1 Controllable operating costs include lease operating expense, G&A expense, and gathering, transportation and processing expense strong second quarter results demonstrate our ability to execute as we exceeded our objectives despite the many macro challenges that the industry faced. In addition, we took decisive steps in response to lower oil prices by suspending drilling and completion activity and implementing cost saving initiatives to better align our corporate cost structure to the current operating environment."
"As we plan for the second half of the year, we continue to monitor current and future crude oil prices along with a broader macroeconomic recovery to determine the appropriate time to resume activity. We maintain an inventory of DUCs that positions us to quickly resume completion activity when warranted. We expect to generate positive free cash flow in the second half of the year that will allow us to further improve net debt and liquidity from current levels. Our hedge position continues to bolster cash flows and provides some near-term revenue protection from the impact of low oil prices."

OPERATING AND FINANCIAL RESULTS

The following table summarizes certain operating and financial results for the second quarter of 2020 and 2019 and for the first quarter of 2020:

	Three Months Ended June 30,			Three Months Ended March 31,
	2020	2019	Change	2020	Change
Combined production sales volumes (MBoe)	2,871	2,841	1%	2,908	(1)%
Net cash provided by (used in) operating activities ($ millions)	$(16.5)	$20.9	*nm	$76.8	*nm
Discretionary cash flow ($ millions) (1)	$40.8	$57.5	(29)%	$67.5	(40)%
Combined realized prices with hedging (per Boe) (2)	$29.23	$37.48	(22)%	$37.28	(22)%
Net income (loss) ($ millions)	$(67.6)	$(1.9)	*nm	$(1,015.6)	*nm
Per share, basic	$(0.32)	$(0.01)	*nm	$(4.81)	*nm
Per share, diluted	$(0.32)	$(0.01)	*nm	$(4.81)	*nm
Adjusted net income (loss) ($ millions) (1)	$8.2	$(15.0)	*nm	$(7.0)	*nm
Per share, basic	$0.04	$(0.07)	*nm	$(0.03)	*nm
Per share, diluted	$0.04	$(0.07)	*nm	$(0.03)	*nm
Weighted average shares outstanding, basic (in thousands)	211,895	210,377	1%	211,112	—%
Weighted average shares outstanding, diluted (in thousands) (1)	211,895	210,377	1%	211,112	—%
EBITDAX ($ millions) (1)	$54.3	$71.1	(24)%	$81.5	(33)%

*Not meaningful.
(1)Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. Please reference the reconciliations to GAAP financial statements at the end of this release.
(2)Includes $8.3 million (or $2.87 per Boe) of oil hedge income for the three months ended March 31, 2020 associated with monetizing certain future oil hedge contracts.

The Company reported oil, natural gas and natural gas liquids ("NGL") production of 2.9 MMBoe for the second quarter of 2020, which exceeded the high end of the guidance range of 2.5-2.6 MMBoe. Oil volumes totaled 1.6 MMBbls, which exceeded the high end of the guidance range of 1.4-1.5 MMBbls. The outperformance relative to guidance was primarily due to a combination of well performance, timing of completions and minimal downtime.

Production sales volumes for the second quarter were comprised of approximately 57% oil, 23% natural gas and 20% NGLs.

For the second quarter of 2020, West Texas Intermediate ("WTI") oil prices averaged $27.85 per barrel, Northwest Pipeline ("NWPL") natural gas prices averaged $1.47 per MMBtu and NYMEX natural gas prices averaged $1.71 per MMBtu. Commodity price realizations to benchmark pricing were WTI less $5.30 per barrel of oil and NWPL less $0.67 per Mcf of gas. The NGL price averaged approximately 16% of the WTI price per barrel.

For the second quarter of 2020, the Company had derivative commodity swaps in place for 14,000 barrels of oil per day tied to WTI pricing at $59.43 per barrel, 11,703 MMBtu of natural gas per day tied to a NWPL regional pricing of $1.82 per MMBtu and no hedges in place for NGLs.

	Three Months Ended June 30,			Three Months Ended March 31,
	2020	2019	Change	2020	Change
Average Realized Prices before Hedging:
Oil (per Bbl)	$22.74	$55.46	(59)%	$42.69	(47)%
Natural gas (per Mcf)	0.80	1.58	(49)%	1.31	(39)%
NGLs (per Bbl)	5.07	9.81	(48)%	10.32	(51)%
Combined (per Boe)	15.08	37.83	(60)%	27.36	(45)%

Average Realized Prices with Hedging:
Oil (per Bbl) (1)	$47.33	$54.88	(14)%	$60.87	(22)%
Natural gas (per Mcf)	0.88	1.59	(45)%	1.31	(33)%
NGLs (per Bbl)	5.07	9.81	(48)%	10.32	(51)%
Combined (per Boe) (1)	29.23	37.48	(22)%	37.28	(22)%

(1)Includes $8.3 million (or $5.26 per Bbl and $2.87 per Boe) of oil hedge income for the three months ended March 31, 2020 associated with amending certain oil hedge contracts to terminate future hedged volumes.

Lease operating expense ("LOE") averaged $3.16 per Boe in the second quarter of 2020 compared to $3.81 per Boe in the first quarter of 2020. Second quarter LOE was lower compared to the first quarter of 2020 as a result of a reduction in water handling and disposal costs and other operational efficiencies.

Production tax expense averaged $0.50 per Boe in the second quarter of 2020 compared to $(0.86) per Boe in the first quarter of 2020. Production taxes for the first quarter of 2020 included an annual true-up of Colorado ad valorem tax based on actual assessments and production taxes for the second quarter of 2020 included severance tax refunds of $1.8 million for the tax period of 2015 to 2017. Excluding the severance tax refunds, production taxes as a percentage of revenues were 7.5%. Production tax expense is expected to average approximately 7%-8% of revenues for the remainder of 2020.

General and administrative expense (“G&A”) averaged $4.49 per Boe in the second quarter of 2020 compared to $3.51 per Boe in the first quarter of 2020. Second quarter G&A was higher compared to the first quarter of 2020 as a result of non-recurring costs of approximately $4 million, which were primarily associated with a workforce reduction that was completed in May to align the Company's cost structure to the current operating environment. Excluding the non-recurring costs, second quarter of 2020 G&A was $3.13 per Boe or 11% lower than the first quarter of 2020.

	Three Months Ended June 30,			Three Months Ended March 31,
	2020	2019	Change	2020	Change
Average Costs (per Boe):
Lease operating expenses	$3.16	$3.79	(17)%	$3.81	(17)%
Gathering, transportation and processing expense ("GTP") (1)	1.48	0.61	143%	1.52	(3)%
Production tax expense	0.50	3.13	(84)%	(0.86)	*nm
Depreciation, depletion and amortization	8.68	25.56	(66)%	25.77	(66)%
General and administrative expense (2)	4.49	4.37	3%	3.51	28%

*Not meaningful.
(1)The increase in GTP per Boe for the three months ended June 30, 2020 compared to the three months ended June 30, 2019 was due to an increase in our production mix from the Hereford Field under the existing contractual arrangement with a primary term through April 2027.
(2)Includes long-term cash and equity incentive compensation of $0.54 per Boe and $0.81 per Boe for the three months ended June 30, 2020 and 2019, respectively, and $0.16 per Boe for the three months ended March 31, 2020. Includes non-recurring employee severance and other costs of $1.36 per Boe for three months ended June 30, 2020.

Debt and Liquidity Update

At June 30, 2020, the Company had cash and cash equivalents of $3 million and long-term debt of $795 million, including $175 million outstanding on its credit facility. Working capital changes during the second quarter included the payment of regularly scheduled interest related to the Company's senior notes and ad valorem tax payments. Subsequent to the end of the quarter, bank debt was reduced by $20 million. The Company has a $22 million letter of credit outstanding that reduces ratably per month until it expires on August 31, 2021 and a $5 million letter of credit agreement associated with a separate contractual obligation. Including the letter of credit balances, the Company's current liquidity is approximately $74 million, which is inclusive of the $20 million reduction in bank debt. Given reduced capital expenditures and expected operating cash flows, the Company expects to generate free cash flow for the remainder of the year, which will be used to further improve net debt and liquidity.

Capital Expenditures

Capital expenditures for the second quarter of 2020 totaled $25 million for drilling and completion operations. During the second quarter, the Company spud 4 gross short reach lateral wells and placed 14 gross wells on flowback. As previously reported, due to oil price volatility, the Company suspended drilling and completion activity during the second quarter and will defer further activity until broader market conditions improve.

OPERATIONAL UPDATE

Northeast Wattenberg

The Company produced an average of 23,728 Boe/d (53% oil) in the second quarter of 2020 in NE Wattenberg. Recent activity includes nine XRL wells completed with high fluid intensity completions that were placed on flowback in May and June in DSU 1-64-5. After 75 days of production, the average per well cumulative oil production was approximately 35,000 barrels of oil, which compares favorably to the six wells placed on flowback in February in DSU 4-61-5 and were the central area's highest producing wells to date. Subsequent to the end of the quarter, two additional wells in DSU 1-64-5 were placed on flowback in July.

Hereford Field

Production sales volumes for the second quarter of 2020 in Hereford averaged 7,639 Boe/d (71% oil). During the second quarter, the Company's completion activity was focused in the Fox Creek area as flowback was initiated on three wells at DSU 12-63-34 and two wells at DSU 12-63-33. Including the two wells that began initial flowback in March at DSU 12-63-27, the average per well cumulative oil of the seven Fox Creek area wells placed on flowback in 2020 is trending approximately 5% greater than the offsetting Section 16 wells after 60 days, which are the economic baseline for Hereford development. These wells continue to demonstrate the Company's ability to positively impact well performance utilizing high fluid intensity completions as the 2020 development program wells are the Company's highest performing wells to date in Hereford.

THIRD QUARTER 2020 GUIDANCE

The Company continues to monitor current and future crude oil prices along with the uncertainties and potential impacts of broader macroeconomic effects on the oil sector to determine the appropriate time to resume activity. Accordingly, the Company is providing guidance for the third quarter of 2020.

For the third quarter of 2020, capital expenditures are anticipated to total approximately $10 million and production is expected to approximate 2.5-2.6 MMBoe, of which approximately 56% is anticipated to be oil. Third quarter guidance assumes no additional drilling and completion activity.

See "Forward-Looking Statements" below.

COMMODITY HEDGES UPDATE

The following table summarizes the Company's current hedge position as of August 3, 2020:

	Oil (WTI) Swaps		Natural Gas (CIG) Swaps
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
3Q20	15,750	$56.86	20,000	$1.83
4Q20	14,250	$56.29	20,000	$1.83
1Q21	10,000	$54.23	10,000	$2.14
2Q21	10,000	$54.23	20,000	$2.12
3Q21	7,000	$54.39	20,000	$2.12
4Q21	7,000	$54.39	13,370	$2.13

The Company has sold WTI swaptions of 3,000 bbl/d for calendar 2022 at an average strike price of $55.00/bbl. Realized sales prices will reflect basis differentials from the index prices to the sales location.

The Company has also entered into derivative contracts to hedge its exposure to the WTI NYMEX calendar month average roll, which is a contractual component associated with a portion of its physical crude oil sales prices.

UPCOMING EVENTS

Second Quarter Conference Call and Webcast

The Company plans to host a conference call on Tuesday, August 4, 2020, to discuss second quarter 2020 results. The call is scheduled at 9:00 a.m. Eastern time (7:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.hpres.com, accessible from the home page. To join by telephone, call 855-760-8152 (631-485-4979 international callers) with passcode 5813538. The webcast will remain on the Company's website for approximately 7 days and a replay of the call will be available through August 11, 2020 at 855-859-2056 (404-537-3406 international) with passcode 5813538.

A slide presentation that will be referenced on the conference call will be available on the “Investor Relations” section of the Company’s website prior to the start of the call.

WEBSITE INFORMATION

This press release, along with other news about HighPoint, is available at http://investor.hpres.com/news-releases. We routinely post information that may be important to investors in the investor relations section of our website, http://investor.hpres.com/news-releases. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about the Company. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit http://investor.hpres.com/news-releases to sign up for email alerts.

DISCLOSURE STATEMENTS

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "Third Quarter 2020 Guidance", which contains projections for certain operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future production, cash flows, capital expenditures, costs, projects and opportunities.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to HighPoint Resource's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

COVID-19 Disclosure

Employee Health and Safety

The health and safety of our employees and the community is our highest priority. We are also cognizant that supplying reliable energy to our communities and the nation is an essential function. The federal government, through the Cybersecurity and Infrastructure Security Administration, as well as Colorado state and local "stay-at-home" orders, have provided exemptions for oil and gas workers.

Under our business continuity plan, we were rapidly able to switch to remote operations in response to the COVID-19 pandemic in early March. Beginning March 16th, we successfully transitioned to full remote access and operations, in both the Denver headquarters office and at the field level. The successful transition to remote operations was virtually seamless. In late May, we began to transition back to increased office presence on a staggered schedule so that approximately 50% of the work force is in the office on a daily basis.

Supply Chain Issues

We have not experienced any recent challenges with respect to obtaining oil field goods and services. However, as oil service and supply companies cut work force and stack rigs and frac fleets, there is a potential for challenges on this front when activity begins to ramp up, although the related timing is highly uncertain.

Access to Downstream Markets

We are not currently experiencing constraints associated with midstream gas processing or crude oil transportation. However, crude storage facilities are operating close to maximum capacity, which could result in the need for us to shut-in production. Accordingly, we have engaged in contingency planning for that possibility.

Financial Considerations

The COVID-19 pandemic has resulted in unprecedented demand destruction, especially for oil, on a worldwide basis. This demand destruction greatly exacerbated the already growing supply surplus after the failure of the OPEC+ process in early March. Although the recent supply curtailments announced by Saudi Arabia, Russia and other oil producers will reduce the supply surplus, demand recovery is likely to lag significantly.

As described in more detail in this release, the Company has acted to protect its balance sheet and preserve liquidity in this environment. For example, we have hedges in-place for approximately 92% of our remaining 2020 oil production at a price of $57 per barrel, and a significant amount of our anticipated 2021 oil production at $54 per barrel (see full hedge update elsewhere in this release). On March 19, we issued a release indicating that drilling and completion activities would wind down in the second quarter, and be suspended in the second half of 2020, pending improvement in commodity prices. That strategy remains in-place for the foreseeable future. In the interim, the Company will proactively seek opportunities to further protect and enhance its financial position.

Risk Management

The Company has fully incorporated ongoing risk assessments related to COVID-19, across a range of parameters, at the senior management level. The focus of Internal Audit has been adjusted to address these issues. The Audit Committee, as well as the full Board, will continue to exercise appropriate oversight of these matters.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website at www.hpres.com.

HIGHPOINT RESOURCES CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Production Data:
Oil (MBbls)	1,638	1,748	3,224	3,468
Natural gas (MMcf)	3,948	3,558	8,304	7,308
NGLs (MBbls)	575	500	1,170	953
Combined volumes (MBoe)	2,871	2,841	5,778	5,639
Daily combined volumes (Boe/d)	31,549	31,220	31,747	31,155

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$22.74	$55.46	$32.56	$53.16
Natural gas (per Mcf)	0.80	1.58	1.06	1.90
NGLs (per Bbl)	5.07	9.81	7.74	11.47
Combined (per Boe)	15.08	37.83	21.26	37.10

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$47.33	$54.88	$53.99	$54.45
Natural gas (per Mcf)	0.88	1.59	1.11	1.79
NGLs (per Bbl)	5.07	9.81	7.74	11.47
Combined (per Boe)	29.23	37.48	33.28	37.75

Average Costs (per Boe):
Lease operating expenses	$3.16	$3.79	$3.49	$3.91
Gathering, transportation and processing expense	1.48	0.61	1.50	0.61
Production tax expenses	0.50	3.13	(0.18)	2.27
Depreciation, depletion and amortization	8.68	25.56	17.28	25.75
General and administrative expense (1)	4.49	4.37	4.00	4.44
(1)Includes long-term cash and equity incentive compensation of $0.54 per Boe and $0.81 per Boe for the three months ended June 30, 2020 and 2019, respectively, and $0.35 per Boe and $0.89 per Boe for the six months ended June 30, 2020 and 2019, respectively.

HIGHPOINT RESOURCES CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of June 30,	As of December 31,
	2020	2019
	(in thousands)
Assets:
Cash and cash equivalents	$2,736	$16,449
Other current assets (1)	137,475	69,988
Property and equipment, net	787,856	2,064,174
Other noncurrent assets (1)	23,921	5,441
Total assets	$951,988	$2,156,052

Liabilities and Stockholders' Equity:
Current liabilities	$114,288	$175,478
Long-term debt, net of debt issuance costs	794,673	758,911
Other long-term liabilities	40,848	138,345
Stockholders' equity	2,179	1,083,318
Total liabilities and stockholders' equity	$951,988	$2,156,052

(1)At June 30, 2020, the estimated fair value of all of the Company's commodity derivative instruments was an asset of $87.8 million, comprised of $72.3 million of current assets and $15.5 million of non-current assets. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$43,300	$107,486	$122,866	$209,191
Other operating revenues, net	—	98	—	373
Total operating revenues	43,300	107,584	122,866	209,564
Operating Expenses:
Lease operating	9,074	10,772	20,155	22,049
Gathering, transportation and processing	4,254	1,742	8,666	3,465
Production tax	1,449	8,905	(1,059)	12,798
Exploration	21	12	52	37
Impairment and abandonment	810	995	1,266,236	1,317
(Gain) Loss on sale of properties	4,779	2,906	4,779	2,901
Depreciation, depletion and amortization	24,908	72,612	99,833	145,222
Unused commitments	4,378	4,352	8,836	8,821
General and administrative (1)	12,890	12,401	23,105	25,061
Merger transaction expense	—	—	—	2,414
Other operating expenses, net	(557)	4	(502)	(20)
Total operating expenses	62,006	114,701	1,430,101	224,065
Operating Income (Loss)	(18,706)	(7,117)	(1,307,235)	(14,501)
Other Income and Expense:
Interest and other income	259	154	64	468
Interest expense	(15,388)	(14,381)	(29,771)	(28,060)
Commodity derivative gain (loss) (2)	(33,793)	19,544	158,395	(85,647)
Total other income and expense	(48,922)	5,317	128,688	(113,239)
Income (Loss) before Income Taxes	(67,628)	(1,800)	(1,178,547)	(127,740)
(Provision for) Benefit from Income Taxes	—	(110)	95,280	29,601
Net Income (Loss)	$(67,628)	$(1,910)	$(1,083,267)	$(98,139)

Net Income (Loss) per Common Share
Basic	$(0.32)	$(0.01)	$(5.12)	$(0.47)
Diluted	$(0.32)	$(0.01)	$(5.12)	$(0.47)
Weighted Average Common Shares Outstanding
Basic	211,895	210,377	211,503	210,156
Diluted	211,895	210,377	211,503	210,156

(1)Includes long-term cash and equity incentive compensation of $1.6 million and $2.3 million for the three months ended June 30, 2020 and 2019, respectively, and $2.0 million and $5.0 million for the six months ended June 30, 2020 and 2019, respectively.

(2)The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$40,611	$(993)	$69,447	$3,656
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	(225)	(20,933)	1,104	(57,073)
Unrealized gain (loss) on derivatives (1)	(74,179)	41,470	87,844	(32,230)
Total commodity derivative gain (loss)	$(33,793)	$19,544	$158,395	$(85,647)

(1)Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more meaningful comparison to its peers.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Operating Activities:
Net income (loss)	$(67,628)	$(1,910)	$(1,083,267)	$(98,139)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	24,908	72,612	99,833	145,222
Impairment and abandonment	810	995	1,266,236	1,317
Unrealized derivative (gain) loss	74,404	(20,537)	(88,948)	89,303
Deferred income taxes	—	110	(95,280)	(29,601)
Incentive compensation and other non-cash charges	1,880	2,662	2,645	6,980
Amortization of deferred financing costs	1,647	635	2,287	1,275
(Gain) loss on sale of properties	4,779	2,906	4,779	2,901
Change in operating assets and liabilities:
Accounts receivable	(10,937)	3,005	(2,413)	18,475
Prepayments and other assets	(2,832)	(1,391)	(1,905)	(1,463)
Accounts payable, accrued and other liabilities	(13,238)	(14,037)	(16,441)	(6,733)
Amounts payable to oil and gas property owners	(18,778)	(12,017)	(12,696)	(22,923)
Production taxes payable	(11,470)	(12,171)	(14,522)	(8,069)
Net cash provided by (used in) operating activities	$(16,455)	$20,862	$60,308	$98,545
Investing Activities:
Additions to oil and gas properties, including acquisitions	(71,631)	(127,291)	(110,841)	(258,153)
Additions of furniture, equipment and other	(179)	(2,265)	(653)	(3,574)
Other investing activities	(121)	175	3,189	(98)
Net cash provided by (used in) investing activities	$(71,931)	$(129,381)	$(108,305)	$(261,825)
Financing Activities:
Proceeds from debt	105,000	80,000	120,000	150,000
Principal payments on debt	(25,000)	—	(85,000)	(1,859)
Other financing activities	(81)	(27)	(716)	(1,523)
Net cash provided by (used in) financing activities	$79,919	$79,973	$34,284	$146,618
Increase (Decrease) in Cash and Cash Equivalents	(8,467)	(28,546)	(13,713)	(16,662)
Beginning Cash and Cash Equivalents	11,203	44,658	16,449	32,774
Ending Cash and Cash Equivalents	$2,736	$16,112	$2,736	$16,112

HIGHPOINT RESOURCES CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$(16,455)	$20,862	$60,308	$98,545
Adjustments to reconcile to discretionary cash flow:
Exploration expense	21	12	52	37
Merger transaction expense	—	—	—	2,414
Changes in working capital	57,255	36,611	47,977	20,713
Discretionary Cash Flow	$40,821	$57,485	$108,337	$121,709

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except per share amounts)
Net Income (Loss)	$(67,628)	$(1,910)	$(1,083,267)	$(98,139)
Provision for (Benefit from) income taxes	—	110	(95,280)	(29,601)
Income (Loss) before income taxes	(67,628)	(1,800)	(1,178,547)	(127,740)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	74,404	(20,537)	(88,948)	89,303
Impairment expense	—	—	1,264,864	—
(Gain) loss on sale of properties	4,779	2,906	4,779	2,901
One-time item:
Merger transaction expense	—	—	—	2,414
(Income) expense related to properties sold	(556)	27	(502)	(272)
Adjusted Income (Loss) before income taxes	10,999	(19,404)	1,646	(33,394)
Adjusted (provision for) benefit from income taxes (1)	(2,805)	4,437	(420)	7,737
Adjusted Net Income (Loss)	$8,194	$(14,967)	$1,226	$(25,657)
Per share, diluted	$0.04	$(0.07)	$0.01	$(0.12)

(1)  Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Net Income (Loss)	$(67,628)	$(1,910)	$(1,083,267)	$(98,139)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	24,908	72,612	99,833	145,222
Impairment and abandonment expense	810	995	1,266,236	1,317
Exploration expense	21	12	52	37
Unrealized derivative (gain) loss	74,404	(20,537)	(88,948)	89,303
Incentive compensation and other non-cash charges	1,880	2,662	2,645	6,980
Merger transaction expense	—	—	—	2,414
(Gain) loss on sale of properties	4,779	2,906	4,779	2,901
Interest and other income	(259)	(154)	(64)	(468)
Interest expense	15,388	14,381	29,771	28,060
Provision for (benefit from) income taxes	—	110	(95,280)	(29,601)
EBITDAX	$54,303	$71,077	$135,757	$148,026

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's performance and, in the case of discretionary cash flow, liquidity. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.